CONSENT  OF INDEPENDENT REGISTERED PUBLIC  ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2013, relating to the financial statements and financial highlights of Smead Value Fund, a series of the Trust for Professional Managers, for the year ended November 30, 2012, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services,  Ltd.
Cleveland,  Ohio
October 29,2013

COHEN FUND AUDIT SERVICES, LTD. I CLEVELAND I COLUMBUS I MILWAUKEE I 216.649.1700	cohenfund.com

Registered with the Public Company Accounting Oversight Board.